LIST OF SUBSIDIARIES OF

                                 EUROGAS, INC.


1.   GlobeGas B.V., organized under the laws of the Kingdom of the Netherlands


2.   Energy Global A.G., organized under the laws of Liechtenstein


3.   Pol-Tex Methane, Sp. z.o.o., organized under Polish law


4.   McKenzie Methane Ribnik Sp. z.o.o., organized under Polish law


5.   McKenzie Methane Jastrzebie Sp. z.o.o., organized under Polish law


6.   Danube International Petroleum Company, a Texas corporation


7. Danube International Petroleum Company B.V., organized under the laws of the Kingdom of the Netherlands


8. Danube International Petroleum Company, A.S., organized under the laws of the Czech Republic


9. Danube International Petroleum Company, A.S., organized under the laws of Slovakia